Exhibit 99

THE NEWHALL LAND AND FARMING COMPANY 23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact:	Erik Higgins
Newhall Land
(661) 255-4064

	Media Contact:	Marlee Lauffer
Newhall Land
(661) 255-4247

WEST CREEK RULING RECEIVED

NEWHALL LAND RESOLVES SPINEFLOWER AND STREAMBED ISSUES

Valencia, California, February 28, 2003 — The Newhall Land and Farming Company (NYSE, PSE/NHL) today announced that the California Court of Appeal Second Appellate District ruled on the lawsuit challenging the Company’s West Creek project.  Although the Court ruled in the Company’s favor on three issues raised in the challenge to the project, the issue of water availability was sent back to the County of Los Angeles for further review and analysis in the environmental document.

Separately, the Company announced it has resolved all outstanding issues with the California Department of Fish and Game and the Los Angeles County District Attorney relating to the spineflower and the alleged streambed violation.

West Creek Ruling

West Creek is a planned 2,214-home community in the Valencia North River planning area.  The project received final approval from the Los Angeles County Board of Supervisors in December 2000. Opponents of the project filed a lawsuit under California environmental and planning laws challenging the Board of Supervisors’ approval.  In November 2001, the Superior Court determined that the opponents’ claims had no merit.  Opponents filed an appeal and the California Court of Appeal Second Appellate District heard the challenge to the Los Angeles County Board of Supervisors’ approval of West Creek on November 13, 2002.

In its ruling yesterday, the Court of Appeal confirmed the correctness of the Superior Court’s ruling regarding the adequacy of the project’s water supply mitigation measures, environmental flood analysis, and the County’s adherence to the requirements of its Development Monitoring System

(DMS).  The Court of Appeal referred the issue of water availability for the West Creek project back to the County of Los Angeles for further review.  This will require the Company to participate in further public proceedings before the County of Los Angeles.  The Company anticipates this process and further court proceedings could take approximately 18 months.  However, the actual time required will depend on a number of factors that make it difficult to estimate the time required to complete court proceedings.  Therefore, lot sales in West Creek may not commence until late 2005, which would impact the Company’s current 2004 business plan.

Gary Cusumano, president and chief executive officer, said “The issue of water is very complex but we have committed a great deal of effort to assure plentiful supplies for all of our projects and look forward to resolving this issue related to West Creek.  We are very focused on bringing this new community on line to address Los Angeles County’s critical need for housing.”

Spineflower and Streambed Settlement

On February 13, 2003, the Company reached an important agreement with the California Department of Fish and Game (CDFG) and the Los Angeles County District Attorney regarding preserving the San Fernando Valley Spineflower in areas of Newhall Ranch.  The agreement underscores the Company’s commitment to protecting natural resources and complying with the Endangered Species Act while creating new opportunities for preservation and study of the spineflower.

The agreement calls for approximately 64 acres in the Airport Mesa and Grapevine Mesa areas of Newhall Ranch to be dedicated to the state as a conservation easement in perpetuity.  The Company also will provide a funded management plan and allow CDFG personnel expanded access to its property and biological reports.  This agreement resolves all the outstanding issues related to spineflower and the alleged streambed violation.  This civil compromise is not expected to have a significant impact on Newhall Ranch as the project’s Specific Plan provides the Company with some flexibility in mapping the planned 21,600 homes on the property.

“We are proud of the agreement and believe it reflects our commitment to working with state and local agencies to develop reasonable and responsible solutions in a collaborative fashion.  With these issues behind us, our focus on Newhall Ranch now turns to the March 25, 2003 hearing at the Los Angeles County Board of Supervisors,” said Cusumano.

2003 Outlook

Newhall Land’s 2003 business plan anticipates that the majority of its revenues will be generated from residential, commercial and industrial land sales and its portfolio of income-producing properties.  The entire community of Creekside, consisting of 759 entitled, improved residential lots, is expected to be sold in 2003 to merchant builders.  To date, the Company has closed two escrows totaling 239 of the 759 Creekside lots to two merchant builders.  Combined, the two transactions will generate approximately $15 million in revenues, which will be reflected in the results for 2003.   The remaining Creekside lots are in escrow for approximately $38 million and are scheduled to close before the end of the first quarter of 2003.  In addition, the Company anticipates selling 26 custom lots in Valencia Westridge in 2003.  To date, ten custom lots are in escrow for closing in 2003 for a combined sales value of approximately $5 million.

As previously reported, the Company anticipates selling approximately 88 acres of commercial/industrial land in 2003.  To date, three escrows totaling 12.78 acres have closed for approximately $5 million and will be reported in the results for the 2003 first quarter.  An additional 37 acres are currently in escrow, with closings expected in 2003, for a total sales value of approximately $26 million.

The Company’s portfolio of income-producing properties is expected to generate net operating income of approximately $22 million in 2003, after deducting projected start-up costs of approximately $700,000 related to the initial operations of the Tournament Players Club® at Valencia championship golf course opening this summer.

The ability to complete sales in 2003 will be dependent upon a variety of factors including, but not limited to, identification of suitable buyers, reaching agreement with the buyers on definitive terms, the successful completion of the due diligence work by buyers, the availability of financing to suitable buyers, satisfactory resolution of regulatory and legal issues, and general market, regional economic and other conditions.  Generally, revenues and income from land sales are recorded under the percentage of completion method of accounting.  Accordingly, certain revenues and income from land sales may be deferred to future periods when the Company has an obligation to complete development on property sold.

Newhall Land is a premier community planner in north Los Angeles County.  Its primary activity is planning the community of Valencia, California.  Newhall Ranch, its next new community, and Valencia together form one of the nation’s most valuable landholdings.  They are located on the Company’s 36,000 acres, 30 miles north of downtown Los Angeles.

The Company maintains a website at http://www.newhall.com.

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